ENCORE COMPUTER CORPORATION
Computation of Loss per Share
Exhibit No. 11
(unaudited)
(in thousands except per share data)

                                   Three Months Ended        Nine Months Ended
                                 Sept 28,   Sept 29,       Sept 28,   Sept 29,
Primary                             1997       1996           1997       1996

Net loss                         $ -16,638  $ -19,049     $  -56,465 $ -49,657

Series B, D, E, F and G Preferred
 Stock Dividends                         0          0              0   -11,996

Series B, D, E, F, G, H and I accumulated
 Preferred Stock Dividends          -7,672     -6,658        -21,794    -6,658

Net loss attributable to
 common shareholders             $ -24,310  $ -25,707     $  -78,259 $ -68,311

Weighted average common
 shares outstanding                 37,560     37,009         37,419    36,704

Net loss per share               $      -1  $      -1     $       -2 $     -2

Assuming Full Dilution
Net loss                         $ -16,638  $ -19,049     $  -56,465 $ -49,657

Wghtd avg common shares outstand    37,560     37,009         37,419    36,704
Series A assumed converted           7,364      7,364          7,364     7,364
Series B assumed converted          24,096     22,707         23,745    22,373
Series D assumed converted          36,871     34,745         36,334    34,234
Series E assumed converted          37,688     35,515         37,140    34,993
Series F assumed converted          17,635     16,618         17,378    16,374
Series G assumed converted          18,924     17,832         18,648    17,570
Series H assumed converted          11,573     10,906         11,405     6,633
Series I assumed converted          12,555          0          8,920         0
Exercise of options reduced by
 the number of shares purchased
 with proceeds                           0      1,801              0     2,158

                                   204,266    184,497        198,353   178,403

Net loss per share                   -0.08      -0.10          -0.28     -0.28